                                                                   EXHIBIT 2.2

                              ACQUISITION AGREEMENT

                       dated February 3, 1999 by and among

                              Phoenix Color Corp.,

                                       and

                               TechniGraphix, Inc.

                                 Debra A. Barry

                                       and

                                  Jack L. Tiner

                                Table of Contents

R E C I T A L S..............................................................5

I.    DEFINITIONS............................................................5
      1.1   Terms Defined....................................................5

II.  PURCHASE AND SALE OF ALL OF THE ISSUED AND OUTSTANDING STOCK
      OF THE COMPANY.........................................................8
      2.1   Sale of the Shares...............................................8
      2.2   Purchase Price and Payment; Additional Payments..................9
      2.3   Closing..........................................................9

III.  EMPLOYMENT AND OTHER ARRANGEMENTS.....................................10
      3.1   Employment Agreement............................................10

IV.   REPRESENTATIONS AND WARRANTIES OF THE
      WARRANTING PARTIES....................................................10
      4.1   Organization and Standing; By-Laws and Minutes..................10
      4.2   Capitalization..................................................11
      4.3   Ownership and Transfer of Shares; Validity of Agreement.........11
      4.4   Financial Statements............................................11
      4.5   No Undisclosed Liabilities......................................12
      4.6   Books and Records...............................................13
      4.7   Accounts Receivable.............................................13
      4.8   Inventories.....................................................13
      4.9   Real Property Leases............................................13
      4.10  Company Equipment...............................................14
      4.11  Title to Assets Generally.......................................14
      4.12  Contracts Listed; No Default....................................14
      4.13  Related Party Transactions......................................16
      4.14  Customers and Customer Deposits.................................16
      4.15  Employee Benefit Plans..........................................17
      4.16  Authorization and Non-Contravention; Consents...................21
      4.17  Labor Relations.................................................22
      4.18  Insurance.......................................................22
      4.19  Intellectual Property...........................................23
      4.20  Compliance with Applicable Law..................................23
      4.21  Environmental Laws..............................................24
      4.22  Litigation......................................................25
      4.23  Unlawful Payments...............................................25
      4.24  Permits.........................................................26
      4.25  Restrictive Covenants...........................................26
      4.26  Tax Matters.....................................................26
      4.27  Bank Accounts and Powers of Attorney............................28
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      4.28  Corporate and Fictitious Names..................................29
      4.29  Absence of Certain Recent Changes...............................29
      4.30  OSHA............................................................31
      4.31  Immigration Matters.............................................32
      4.32  Brokers.........................................................32
      4.33  Year 2000 Issue.................................................32
      4.34  Funded Debt; No Default.........................................32
      4.35  No Shareholder Debt.............................................33

V.    REPRESENTATIONS OF PURCHASER..........................................33
      5.1   Authorization...................................................33
      5.2   Organization....................................................33
      5.3   Non-Contravention...............................................33
      5.4   No Broker.......................................................34
      5.5   Regulation D....................................................34
      5.6   Reliance on Representations and Warranties......................34
      5.7   Capital Adequacy; Insolvency....................................34

VI.   CONDUCT PENDING CLOSING; COVENANTS....................................35
      6.1   Access and Information..........................................35
      6.2   Cooperation and Publicity.......................................36
      6.3   Other Proposals to Warranting Parties...........................36
      6.4   Notification by Warranting Parties..............................36
      6.5   Conduct of Business.............................................37
      6.6   Prohibited Activities...........................................38
      6.7   Certain Affirmative Covenants...................................40
      6.8   Tax Liabilities and Information.................................41
      6.9   Termination of Employee Benefit Plans...........................44
      6.10  Updated Financial Statements and Disclosure Schedules...........45
      6.11  Books and Records to be Kept Current............................45
      6.12  Maintenance of Books and Records Post-Closing...................45

VII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER......................45
      7.1   Termination of Employee Benefit Plans...........................45
      7.2   The Company Shares..............................................45
      7.3   Officers' Certificates..........................................46
      7.4   Opinions of Counsel.............................................46
      7.5   No Material Adverse Change......................................46
      7.6   Compliance with Covenants.......................................46
      7.7   Truth of Representations........................................47
      7.8   Consents and Waivers............................................47
      7.9   Litigation......................................................47
      7.10  Employment Agreement............................................47
      7.11  Miscellaneous Documents.........................................48
      7.12  Legal Matters...................................................48

VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF WARRANTING
      PARTIES...............................................................48
      8.1   Truth of Representations........................................48
      8.2   Compliance by Purchaser.........................................48
      8.3   Litigation......................................................49
      8.4   Payment.........................................................49
      8.5   Employment and other Agreements.................................49
      8.6   Release or Termination of Personal Guarantees...................49
      8.7   Consents and Waivers............................................49
      8.8   Opinion of Counsel..............................................49

IX.   INDEMNIFICATION AND CLAIMS............................................49
      9.1   Indemnification by Warranting Parties...........................49
      9.2   Indemnification Procedures and Notice...........................52
      9.3   Indemnification Successors and Assigns..........................53

X.    MISCELLANEOUS MATTERS.................................................53
      10.1  Parties to Bear Their Own Expenses; Exceptions..................53
      10.2  Purchaser May Assign; Possible Merger...........................54

XI.   TERMINATION PRIOR TO CLOSING..........................................54
      11.1  Mutual Termination..............................................54
      11.2  Termination by Purchaser........................................54
      11.3  Termination by Warranting Parties...............................55
      11.4  Termination by Purchaser or Warranting Parties..................55

XII.  GENERAL PROVISIONS....................................................55
      12.1  Survival of Representations, Warranties, etc....................55
      12.2  Confidentiality.................................................56
      12.3  Entire Agreement................................................57
      12.4  Waiver..........................................................57
      12.5  No Assignment; Exceptions.......................................58
      12.6  Benefits of Agreement...........................................58
      12.7  Remedies Cumulative.............................................59
      12.8  Governing Law...................................................59
      12.9  Notices.........................................................59
      12.10 Counterparts....................................................60
      12.11 Severability....................................................60
      12.12 Headings........................................................60

      EXHIBITS
      a.    Exhibit 1 - Employment Agreement
      b.    Exhibit 2 - Opinion of Counsel - Dickstein Shapiro Morin & Oshinsky
      c.    Exhibit 3 - Opinion of Counsel - Bresler Goodman & Unterman, LLP

      SCHEDULES
      a.  Schedule 4.3 - Ownership and Transfer of Shares; Validity of Agreement
      b.  Schedule 4.5 - No Undisclosed Liabilities
      c.  Schedule 4.7 - Accounts Receivable
      d.  Schedule 4.8 - Inventories
      e.  Schedule 4.9 - Real Property Leases
      f.  Schedule 4.10 - Company Equipment
      g.  Schedule 4.11 - Title to Assets Generally
      h.  Schedule 4.12 - Contracts Listed; No Default
      i.  Schedule 4.13 - Related Party Transactions
      j.  Schedule 4.14 - Customers and Customer Deposits
      k.  Schedule 4.15 - Employee Benefit Plans
      l.  Schedule 4.16 - Authorization and Non-Contravention; Consents
      m.  Schedule 4.17 - Labor Relations
      n.  Schedule 4.18 - Insurance
      o.  Schedule 4.19 - Intellectual Property
      p.  Schedule 4.21 - Environmental Laws
      q.  Schedule 4.22 - Litigation
      r.  Schedule 4.24 - Permits
      s.  Schedule 4.25 - Restrictive Covenants
      t.  Schedule 4.26 - Tax Matters
      u.  Schedule 4.27 - Bank Accounts and Powers of Attorney
      v.  Schedule 4.28 - Corporate and Fictitious Names
      w.  Schedule 4.29 - Absence of Certain Recent Changes
      x.  Schedule 4.30 - OSHA
      y.  Schedule 4.31 - Immigration Matters
      z.  Schedule 4.34 - Funded Debt; No Default

                              ACQUISITION AGREEMENT

      ACQUISITION AGREEMENT (the "Agreement"), dated February 3, 1999 among Phoenix Color Corp., a Delaware corporation ( the "Purchaser"), Jack L. Tiner and Debra A. Barry (the "Warranting Parties") and TechniGraphix, Inc., a Maryland corporation (the "Company").

                                 R E C I T A L S

      A. Debra A. Barry beneficially owns and holds of record all of the issued and outstanding shares of capital stock (the "Shares") of the Company;

      B. The Warranting Parties are active in the management of the Company, which is engaged in the business of producing and supplying "print on demand" books;

      C. Debra A. Barry desires to sell and the Purchaser desires to buy all of the issued and outstanding shares, subject to the terms and conditions of this Agreement; and

      D. The parties desire to set forth in this Agreement the terms and conditions of such sale and purchase, and to enter into the other agreements and arrangements provided for herein.

      NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, covenants, representations and warranties made herein, THE PARTIES AGREE AS FOLLOWS:

                                 I. DEFINITIONS

      1.1 Terms Defined. As used in this Agreement, the following terms have the following respective meanings:


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            Agreement - As defined in the initial paragraph of this Agreement.

            Balance Sheet - As defined in Section 4.7 of this Agreement.

            Balance Sheet Date - Means September 30, 1998.

            Bankruptcy Code - As defined in Section 5.7 of this Agreement.

            Closing - As defined in Section 2.3 of this Agreement.

            Closing Date - As defined in Section 2.3 of this Agreement.

            Code - Internal Revenue Code of 1986, and any regulations thereunder, as amended as of the date hereof.

            Company - As defined in the Preamble to this Agreement.

            Confidential Information - As defined in Section 12.2 of this Agreement.

            Employment Agreement - As defined in Section 3.1 of this Agreement.

            Environmental Laws - Any and all applicable Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes and decrees relating to pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment.

            Equipment - As defined in Section 4.10 of this Agreement.

            ERISA - Defined as the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

            Facility - Means the premises occupied by the Company's production facility located at 22977 Eaglewood Court, Dulles, Virginia 20166.

            Financial Statements - As defined in Section 4.4 of this Agreement.


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            Funded Debt - As defined in Section 4.34 of this Agreement.

            GAAP - Means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

            Hazardous Material - Petroleum products (including gasoline, diesel fuel, and heating oil) and any substances designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substances or similar term, under any Environmental Law.

            Knowledge - Means the actual knowledge of such individual.

            Indemnified Losses - As defined in Section 9.1 of this Agreement.

            Material Adverse Change - A material adverse change with respect to a party or the Company shall mean, (a) any material adverse change (both before and after giving effect to the transactions contemplated by this Agreement) with respect to the business, assets, properties, financial condition, stockholders' equity, contingent liabilities, prospects, material agreements or results of operations of such party or the Company, or (b) any fact or circumstance that, singly or in the aggregate with any other fact or circumstance, has a reasonable likelihood of resulting in or leading to (i) a material adverse change described in clause (a), (ii) the inability of such party or the Company to perform in any material respect its obligations hereunder or the inability of a party to enforce in any material respect its rights purported to be granted hereunder or under any other agreement among the parties, or (iii) a material adverse change in the ability of such party or the Company to effect (including hindering or unduly delaying) the transactions contemplated by this Agreement on the terms contemplated hereby.

            Pension Plan - As defined in Section 4.15(b) of this Agreement.

            Plan(s) - As defined in Section 4.15(a) of this Agreement.


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            Post-Closing Returns - As defined in Section 6.8(b) of this
Agreement.

            Post-Retirement Benefits - As defined in Section 4.15(g) of this Agreement.

            Purchase Price - Means $6,800,000.

            Purchaser - As defined in the Preamble to this Agreement.

            Purchaser Indemnitee(s) - As defined in Section 9.1 of this
Agreement.

            "Section 338 Adjustment" - Means an amount such that the Seller derives proceeds, after reduction for all taxes imposed on the Seller solely by reason of the sale of the Shares and receipt of the sales proceeds, in the amount which the Seller would have derived as a result of such sale, after reduction for all Taxes imposed on the Seller solely by reason of such sale, if the election described in Section 6.8(d) were not made. The Section 338 Adjustment shall be determined based on tax returns prepared by Seller and shall be increased (grossed up) to include all taxes imposed on Seller by reason of the receipt of the Section 338 Adjustment.

            Seller - Debra A. Barry.

            Shares - As defined in the Recitals to this Agreement.

            Warranting Parties - As defined in the Preamble to this Agreement.

            Warranting Parties Indemnitee(s) - As defined in Section 9.1 of this Agreement.

            Welfare Plan - As defined in Section 4.15(b) of this Agreement.

            Year 2000 Problem - As defined in Section 4.33 of this Agreement.


                   II. PURCHASE AND SALE OF ALL OF THE ISSUED
                      AND OUTSTANDING STOCK OF THE COMPANY

      2.1 Sale of the Shares. Subject to all of the terms and conditions of this Agreement,


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

Seller agrees to sell and Purchaser agrees to buy all of the issued and outstanding Shares, but not less than all of the issued and outstanding Shares.

      2.2   Purchase Price and Payment; Additional Payments.

            (a) The Purchase Price shall be paid at closing.

            (b) The Section 338 Adjustment shall be paid within three (3) business days after Purchaser receives notice from Seller that Seller intends to actually make payment within ten days solely on account of the election described in Section 6.8(d). In the event that Purchaser fails to make payment as required herein, interest will accrue at the prime rate charged by First Union Bank until paid.

      2.3 Closing. The closing for the sale and purchase of the business of the Company shall take place at the offices of the attorneys for Purchaser at 10:00 a.m. on February 12, 1999 (the "Closing Date"). At the Closing:

            (a) Seller will deliver to the Purchaser, free and clear of all liens, claims, charges and encumbrances, certificates representing, in the aggregate, all of the Shares, which shall be validly issued, duly endorsed for transfer to the Purchaser or accompanied by valid stock powers or other instruments of transfer duly executed, and accompanied by all requisite stock transfer tax stamps;

            (b) the Company and Mr. Tiner will deliver the executed Employment Agreement;

            (c) the Purchaser will deliver the Closing Payment to Seller;

            (d) the Purchaser and the Warranting Parties will execute and deliver to each other all other agreements, certificates, consents, opinions of counsel, documents and other items required to be delivered pursuant to Article VIII and any other applicable provisions of this Agreement; and

            (e) the parties will deliver all other documents and take all other actions required to be delivered or taken at the Closing in accordance with this Agreement.

                     III. EMPLOYMENT AND OTHER ARRANGEMENTS

      3.1 Employment Agreement. At the Closing, the Purchaser will enter into a two-year employment agreement with Jack L. Tiner (the "Employment Agreement") on the terms and conditions and in the form set forth as Exhibit 1, annexed to this Agreement and made part hereof, and Mr. Tiner by his signature to this Agreement, confirms that he will execute and deliver the Employment Agreement.

                    IV. REPRESENTATIONS AND WARRANTIES OF THE
                               WARRANTING PARTIES

      The Warranting Parties jointly and severally represent and warrant to the Purchaser, and the Purchaser is relying materially thereon in entering into this Agreement, as follows:

      4.1 Organization and Standing; By-Laws and Minutes. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify would not result in any Material Adverse Change. The Company has no subsidiaries and its only place of business is within the Commonwealth of Virginia. The copies of the Certificate of Incorporation and the by-laws of the Company, delivered to the Purchaser, are true and complete copies of these documents as amended and now in effect. The corporate minutes of the Company as presented for inspection by the Purchaser are current, accurate and complete in all material respects.

      4.2 Capitalization. The authorized capital stock of the Company consists of 100,000 shares of voting common stock, $0.10 par value, of which 10,000 shares are issued and outstanding, as of the date hereof. Except as set forth in this Section 4.2, there is no other authorized class, series or unit of securities of any kind evidencing a proprietary interest in the Company. None of the shares of the Company has been issued in a manner giving rise to claims for violation of the securities laws of any jurisdiction.

      4.3 Ownership and Transfer of Shares; Validity of Agreement.

      (a) All of the Shares are fully paid, duly and validly issued and of record and beneficially owned by the Seller. Except as set forth in Sellers Disclosure Schedule 4.3 annexed to this Agreement, there is no option, warrant, call, convertible security, preemptive right or commitment of any kind relating to unissued shares of the capital stock of the Company. The Company owns no shares of capital stock or other interest in any corporation, partnership, association or other entity.

      (b) This Agreement constitutes the valid and binding obligation of Warranting Parties enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally.

      4.4 Financial Statements. The Warranting Parties have provided unaudited financial


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

statements of the Company for the years ended December 31, 1996, and 1997, and for the nine months ended September 30, 1998 including a balance sheet as of each such date (such unaudited financial statements being referred to collectively as the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods, except for footnote disclosures and, in the case of any interim unaudited financial statements, normal year end accounting adjustments; each is accurate and complete, except for footnote disclosures and, in the case of any interim unaudited financial statements, normal year end accounting adjustments, and presents fairly the financial condition of the Company as of the respective dates indicated and the results of its operations and cash flows for the respective periods indicated.

      4.5 No Undisclosed Liabilities. Sellers Disclosure Schedule 4.5 lists all material liabilities of the Company (defined, for purposes of this Section 4.5, as any single item in excess of $5,000, whether accrued, absolute, contingent or otherwise) as of the Balance Sheet Date. Except as set forth in Sellers Disclosure Schedule 4.5, to the Knowledge of the Warranting Parties, the Company is not subject to any material liability (defined, for purposes of this Section 4.5, as any single item in excess of $5,000), whether absolute, contingent, accrued or otherwise, other than (i) liabilities of the same nature as those set forth in Disclosure Schedule 4.5 which were incurred by the Company in the ordinary course of business after the Balance Sheet Date, (ii) liabilities arising under existing agreements to which the Company is a party (excluding liabilities arising on account of breaches by the Company of such existing agreements which breaches are not disclosed in the Sellers Disclosure Schedule), and (iii) other liabilities disclosed in the Sellers Disclosure Schedule. Except as disclosed herein, the Company has no material unrealized or anticipated losses, in excess


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

of $10,000 for a single item.

      4.6 Books and Records. The books of account and other records of the Company are true, accurate and complete in all material respects and have been consistently maintained from period to period in accordance with GAAP applied on a consistent basis.

      4.7 Accounts Receivable. The accounts receivable of the Company (i) are reflected in the balance sheet of the Company as of the Balance Sheet Date (the "Balance Sheet") (except those accounts receivable collected since the Balance Sheet Date), (ii) are listed in Sellers Disclosure Schedule 4.7 (which sets forth the accounts receivable on the books of the Company, together with an aging schedule as of the Balance Sheet Date), (iii) have been generated in the ordinary course of business, and (iv) reflect bona fide obligations for the payment of goods or services provided by the Company. Except as set forth on Seller's Disclosure Schedule 4.7, to the Knowledge of the Warranting Parties, the amounts reflected in such accounts receivable are expected to be fully collected in the ordinary course of business, except to the extent reserved against explicitly in the Balance Sheet.

      4.8 Inventories. The inventories of the Company reflected in the Balance Sheet and listed in Sellers Disclosure Schedule 4.8 are in good, merchantable and usable condition, have been reflected in the Balance Sheet at cost, and include no obsolete or discontinued items, or items which have failed any quality testing, in each case except as set forth in Sellers Disclosure Schedule
4.8 and except to the extent reserved against in the Balance Sheet. Except as set forth in Sellers Disclosure Schedule 4.8 , such inventories are located and maintained at the Facility, and are owned free and clear of any liens, encumbrances, charges or claims of others.

      4.9 Real Property Leases. The Company is a tenant in the Facility under the lease agreement listed in Sellers Disclosure Schedule 4.9, and such lease agreement is in full force and effect. The Company is not in default in the performance of any provision of such lease. Except as set forth in Sellers Disclosure Schedule 4.9, the Company has not collaterally assigned or encumbered its interest under such lease and is current in its payment of rent and other charges due under such lease. To the Knowledge of the Warranting Parites, the use by the Company of the real property leased by it has not violated and does not violate any local zoning or similar land use laws.

      4.10 Company Equipment. Sellers Disclosure Schedule 4.10 lists each item of the Company's machinery and equipment (the "Equipment") with an original cost on the books of the Company in excess of $1,000 per item. All of such Equipment is owned by the Company, free and clear of any liens, charges, encumbrances or security interests, except as set forth in Sellers Disclosure Schedule 4.10 and
4.11. Except as set forth in Seller's Disclosure Schedule 4.10, with respect to any Equipment held by the Company under an equipment lease with unaffiliated third parties, to the Knowledge of the Warranting Parties, such equipment lease is in full force and effect and the Company is not in default thereunder. Except as set forth in Seller's Disclosure Schedule 4.10, the Company has not undertaken any action which, with the giving of notice or the passage of time or both, would result in a default under any lease of Equipment. The Equipment is in good operating condition and repair (ordinary wear and tear excepted) and is suitable for use in the ordinary course of business of the Company. The machinery is sufficient to operate the business of the Company as currently conducted.

      4.11 Title to Assets Generally. Except as stated in Sellers Disclosure
Schedule 4.11, the Company holds good and marketable title to its assets as reflected on the Balance Sheet and to all assets and properties whose ownership has been acquired by the Company after the Balance Sheet

Date (except assets sold or consumed in the ordinary course of business subsequent to the Balance Sheet Date ), free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances or restrictions.

      4.12 Contracts Listed; No Default. Sellers Disclosure Schedule 4.12 contains a complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types, written or oral, to which the Company is a party or by which the Company or any of its properties is bound as of the date hereof: (i) mortgages, indentures, security agreements, letters of credit, loan agreements and other agreements, guarantees and instruments relating to the borrowing of money or extension of credit; (ii) employment, consulting, severance and agency agreements; (iii) collective bargaining agreements; (iv) bonus, profit-sharing, compensation, stock option, stock purchase, pension, severance, retirement, deferred compensation or other plans, trusts or funds for the benefit of employees, officers, agents or, directors (whether or not legally binding); (v) sales agency, manufacturer's representative or distributorship agreements; (vi) agreements, orders or commitments for the purchase of raw materials, supplies or finished products exceeding $2,500 per month and for the sale or other disposition of any waste products, garbage or by-products, exceeding $2,500 per month; (vii) agreements, orders or commitments, if any, for the sale of products exceeding $2,500 per month; (viii) licenses of intellectual property, transfer of technology or know how and other intellectual property rights; (ix) confidentiality agreements, including agreements binding any of the Company's employees; (x) agreements or commitments for capital expenditures in excess of $2,500 for any single project (it being warranted that all undisclosed agreements or commitments for capital projects do not exceed $10,000 in the aggregate for all projects); (xi) brokerage or finder's agreements; (xii) stockholders' agreements and any agreements restricting the transfer of any of the shares of the Company; (xiii) joint venture and partnership agreements; (xiv) leases for real and personal property; and (xv) other agreements, contracts and commitments which in any case involve payments or receipts of more than $2,500 per month. The Warranting Parties have made available to the Purchaser complete and correct copies of all such written agreements, contracts and commitments, together with all amendments thereto, and provided accurate descriptions of all oral agreements listed in Sellers Disclosure Schedule 4.12. All agreements, contracts and commitments referred to in this Section 4.12 are in full force and effect in accordance with their respective terms and, to the Knowledge of the Warranting Parties, there does not exist thereunder as of the date hereof any default by the Company, any other party thereto, or any event or condition which, after notice or lapse of time or both, would constitute a default thereunder on the part of the Company, or any other party thereto. The Company has not granted any powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction, and except as set forth in Section 4.27.

      4.13 Related Party Transactions. Except as set forth in Sellers Disclosure
Schedule 4.13, the Company has not made any loans to any officer, director, shareholder or employee of the Company, outstanding on the date of this Agreement, nor entered into any agreement or arrangement with any such person, or with a parent, child, spouse or sibling of such person, in which such person or any of such relatives has a material direct or indirect economic interest in such arrangement or agreement, other than compensation arrangements in keeping with the usual and customary practices of the Company.

      4.14 Customers and Customer Deposits. Set forth in Sellers Disclosure
Schedule 4.14
is a true and complete list of customers and customer deposits shown on the Balance Sheet, indicating for each customer the date on which the deposit was received, the amount of each deposit, the product(s) ordered, the total purchase price for each such product, the current stage of production and the estimated delivery date for the product(s) ordered. Except as therein set forth, each of the customer deposits represents a bona fide customer order for a product or products that the Company reasonably believes can be delivered in accordance with the specifications and upon the terms agreed to with the customer. The Company is not engaged in any material dispute with any customer, and the entering into and performance of this Agreement is not expected to result in any Material Adverse Change in the business relationship between the Company and its customers.

      4.15 Employee Benefit Plans. With respect to each employee benefit plan of the Company:

            (a) Sellers Disclosure Schedule 4.15 sets forth all pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans, within the meaning of Section 3(3) of ERISA, maintained currently with respect to the business of the Company (referred to herein as the "Plan" or "Plans"). With respect to each of the Plans, the Warranting Parties have delivered to the Purchaser copies of: (i) Plan documents, and, where applicable, related trust agreements, and any related agreements which are in writing; (ii) Summary Plan Descriptions; (iii) the most recent Internal Revenue Service ("IRS") determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the IRS; and (v) audited financial statements, if any.

            (b) Except as set forth in Sellers Disclosure Schedule 4.15, (i) in all material respects, each Plan conforms to, and its administration is in compliance with, all applicable requirements of law, including, without limitation ERISA and the Code and all rules and regulations promulgated pursuant thereto, and (ii) all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company under the terms of any pension plan as defined in Section 3(2) of ERISA (a "Pension Plan") or welfare plan as defined in Section 3(1) of ERISA (a "Welfare Plan") have been made. To the Knowledge of the Warranting Parties, there are no Plan defects whether by plan, instrument or operation thereof, which would make any of the Plans eligible for any IRS voluntary compliance programs, including the IRS Voluntary Compliance Resolution Program (VCR), Standardized VCR Program, Closing Agreement Program (CAP), and/or Walk-In CAP.

            (c) Except as set forth in Sellers Disclosure Schedule 4.15, each Plan maintained by the Company with respect to its business that is a Pension Plan is qualified under Section 401(a) of the Code, and a favorable determination letter has been issued by the IRS with respect to each such qualified Pension Plan. No Plan maintained by the Company that is a Welfare Plan is funded through a voluntary employee beneficiary association as defined in
Section 501(c)(9) of the Code.

            (d) The Company has never had nor does it currently have any Pension Plan that is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

            (e) Except as set forth in Sellers Disclosure Schedule 4.15, there are no multiemployer plans (as defined in Subsection 3(37) of ERISA) in which the Company or any other trade or business under common control (within the meaning of Section 414(b) or (c) of the Code) has ever participated or to which a contribution or other payment is required.

            (f) Except as set forth in Sellers Disclosure Schedule 4.15 or as required by

COBRA, no Pension Plan has been terminated since January 1, 1996 in a termination which will result in any liability to be incurred by the Company under Title IV of ERISA. Except as indicated in Sellers Disclosure Schedule 4.15, none of the Pension Plans that are subject to Title IV of ERISA has been partially terminated or have been the subject of a "reportable event" as defined in Section 4043 of ERISA. No proceedings by the Pension Benefit Guaranty Corporation ("PBGC") to terminate any of the Pension Plans pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened. All required premiums have been paid to the PBGC with respect to all Pension Plans.

            (g) Except as set forth in Sellers Disclosure Schedule 4.15 or as required by COBRA, the Company does not maintain any plan providing post-retirement benefits other than pension benefits provided under a Pension Plan qualified under Section 401(a) of the Code ("Post-Retirement Benefits"). The Company is not liable for Post-Retirement Benefits under any plan not maintained by it. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 to 608 of ERISA relating to continuation coverage for group health plans.

            (h) Except as disclosed in Sellers Disclosure Schedule 4.15, each Plan has filed all required reports, documents and notices with the IRS, the United States Department of Labor and the PBGC.

            (i) There are no investigations, proceedings, or lawsuits pending or, to the Knowledge of the Warranting Parties, threatened against any Plan by any administrative agency, whether local, state or federal.

            (j) Other than routine employee claims for benefits, there are no lawsuits or other claims pending or, to the best Knowledge of the Warranting Parties threatened against any Plan, the Company or any fiduciary (within the meaning of Section 3(21)(A) of ERISA) of a Plan brought on behalf of any participant, beneficiary or any such fiduciary thereunder, nor is there any reasonable basis for any such claim.

            (k) All amendments required to have been made prior to the date hereof to comply with applicable law (whether required by reason of the enactment of legislation or otherwise) have been adopted with respect to each Plan.

            (l) With respect to each Plan, to the Knowledge of the Warranting Parties, (A) no nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred, and (B) no income has been received that constitutes "unrelated business taxable income" within the meaning of Section 512 of the Code or "unrelated debt-financed income" within the meaning of Section 514 of the Code.

            (m) To the Knowledge of the Warranting Parties, all applicable local, state and federal income tax withholding obligations have been satisfied with respect to all benefits paid under each Plan.

            (n) Except as set forth in Sellers Disclosure Schedule 4.15:

                  (i) on or before the Closing Date, the Board of Directors of the Company shall adopt a resolution to terminate the Company's Profit Sharing Plan effective upon the Closing Date, the Company will issue a termination notice to such effect prior to the Closing Date;

                  (ii) as soon as practicable after the Closing Date, the Company shall make any and all filings and submissions then required under the Code or ERISA to the appropriate governmental agencies necessary in connection with such termination; and

                  (iii) as soon as practicable after the Closing Date, the
                        Company shall direct the trustees of the Profit Sharing Plan to distribute any vested account balances to each plan participant, as provided thereunder.

      4.16 Authorization and Non-Contravention; Consents. Each of the Warranting Parties has full right, power and authority to enter into and to perform this Agreement. Except as set forth in Sellers Disclosure Schedule 4.16, each consent, authorization, order or approval of or filing or registration with, any governmental authority required in connection with the execution, delivery and performance of this Agreement by any of the Warranting Parties has been or by the Closing Date will be obtained, and the execution and delivery of this Agreement and the performance thereof by any of the Warranting Parties does not and will not:

            (a) violate any provision of the charter or bylaws of the Company or any law, order, arbitration award, judgment or decree to which either of them is a party or by which they or any of their properties are bound;

            (b) violate or breach, or result with the passage of time in the violation or breach of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the properties of the Company pursuant to, any provision of any mortgage, lien, lease, agreement, permit, indenture, license or instrument to which any of the Warranting Parties or the Company is a party or by which any of them or the Company's properties are bound and which is material to the business of the Company as now conducted; or,

            (c) to the Knowledge of the Warranting Parties, violate or conflict with any other material restriction of any kind or character to which the Company is subject or by which any of its properties may be bound.

      4.17 Labor Relations. Except as described in Sellers Disclosure Schedule 4.17, there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the Company's employees; no such petitions have been pending at any time within five years of the date of this Agreement, and, to the Knowledge of the Warranting Parties, there has not been any organizing effort by any union or any other group seeking to represent any employees of the Company as their exclusive bargaining agent at any time within five years of the date of this Agreement; and there are no labor strikes, work stoppages or other labor troubles now pending or, to the Knowledge of the Warranting Parties, threatened against the Company, nor have there been any such labor strikes, work stoppages or other labor troubles at any time within five years of the date of this Agreement.

      4.18 Insurance. Set forth in Sellers Disclosure Schedule 4.18 is a true, correct and complete listing of all insurance policies or binders of insurance which relate to the Company's business. Except as set forth in Sellers Disclosure Schedule 4.18:

            (a) the coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company;

            (b) there are no programs of self-insurance relating to the Company's business;

            (c) there are no pending or unpaid claims under any such insurance policy; and

            (d) to the Knowledge of the Warranting Parties, no event has occurred which reasonably might form the basis of any claim against the Company relating to its business or operations or any of their assets or properties covered by any of the policies or binders set forth in such Schedule.

      4.19 Intellectual Property. Sellers Disclosure Schedule 4.19 sets forth a true and complete list, including, where applicable, the date of application, date of registration, date of issuance, date of termination, serial or registration number of each patent, trademark or copyright of all intellectual property which is related, to the Knowledge of the Warranting Parties, to the business of the Company, and describes the extent of the interest of the Company and, to the Knowledge of the Warranting Parties, any third party therein. Except as stated in such Schedule, the right, title or interest of the Company in any intellectual property is free and clear of adverse claims, liens, mortgages, charges, security interests and encumbrances or other restrictions or limitations of any kind. The Company owns or has the legal right to use all intellectual property necessary for the non-infringing design, manufacture, use or sale, as the case may be, of all of the products, components of products and services which it, in its business as currently conducted, manufactures, uses or sells. Except as set forth in such Schedule, to the Knowledge of the Warranting Parties, the Company has not, within the time period as to which liability is not barred by statute, infringed or misappropriated any intellectual property of another, received from another any notice or claim in respect thereto, committed any acts of unfair competition, or received from another any notice or claim in respect thereto.

      4.20 Compliance with Applicable Law. To the knowledge of the Warranting Parties, the Company is, in the conduct of its business and with respect to the properties owned or used by it, currently in compliance with all foreign, federal, state or local laws, statutes, ordinances, regulations and permits.

      4.21 Environmental Laws. Except as set forth in Sellers Disclosure
Schedule 4.21, to the Knowledge of the Warranting Parties:

            (a) The Company is and at all times has been in compliance with the Environmental Laws;

            (b) the Company (i) has operated the Facility and has at all times received, handled, used, stored, treated, shipped and disposed of all Hazardous Material in compliance with the Environmental Laws, and (ii) has removed (or will remove prior to the Closing) from the Facility all Hazardous Material accumulated or stored at the Facility in compliance with the Environmental Laws;

            (c) no work, repairs, construction or capital expenditures with respect to the Facility are necessary in order to bring it into compliance with or avoid violation of any Environmental Laws;

            (d) no Hazardous Material has been released by the Company into the environment or deposited, discharged, placed or disposed of at, on or near the Facility, nor has the Facility been used at any time by any person as a landfill or a waste disposal site;

            (e) no notices of any violation of any of the matters referred to in subsections (a) through (d) above relating to the Facility or its use have been received by the Company, and there are no outstanding writs, injunctions, decrees, orders or judgments or pending or threatened lawsuits, claims, proceedings or investigations relating to the ownership, use, maintenance or operation of the Facility, nor is there any basis for the institution or filing of such lawsuits, claims, proceedings or investigations;

            (f) there are no monitoring wells at the Facility for monitoring hazardous leachate or other Hazardous Materials or releases;

            (g) there are no subsurface tanks situated at the Facility;

            (h) there is no evidence of PCB contamination from any power transformer, capacitor or any other source at the Facility;

            (i) there is no asbestos-containing material at the Facility; and

            (j) there is no fact or circumstance that would reasonably be expected to give rise to any future civil, criminal or administrative proceedings against them under any Environmental Laws.

      4.22 Litigation. Except as set forth in Sellers Disclosure Schedule 4.22, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Warranting Parties, threatened against the Company, and there are no facts known to either of the Warranting Parties which would reasonably be expected to serve as the basis for any such action, suit, proceeding or investigation; and the Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality.

      4.23 Unlawful Payments. The Company has not, directly or indirectly, made any of the following payments: (i) illegal political contributions, (ii) payments from corporate funds not recorded or falsely recorded on its books and records, (iii) payments from corporate funds to governmental officials in their individual capacities for the purpose of obtaining favorable treatment in securing business or licenses or to obtain special concessions, or (iv) illegal payments from corporate funds to obtain or retain business.

      4.24 Permits. Sellers Disclosure Schedule 4.24 lists all permits, licenses, orders and approvals held by the Company and designates those the issuance or renewal of which is currently pending, and the Company holds all permits, licenses, orders and approvals of all foreign, federal, state or local governmental or regulatory bodies required to conduct its business as currently conducted; to the Knowledge of the Warranting Parties, all such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened; and to the Knowledge of the Warranting Parties, none of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated in this Agreement.

      4.25 Restrictive Covenants. Except as set forth on Sellers Disclosure
Schedule 4.25, the Company is not a party to any agreement, contract or covenant limiting its freedom in competing in any line of business or with any person or other entity in any geographic area.

      4.26 Tax Matters.

            (a) Except as set forth in Sellers Disclosure Schedule 4.26:

            (i) All federal, state and local income, payroll, sales, use, transfer, franchise, recordation and other tax returns, and all reports of estimated federal, state and local taxes, required to be filed to date by or on behalf of the Company, have been duly filed on a timely basis, and each such tax return and report of estimated taxes is true, complete and correct in all material respects. All taxes shown on such returns or otherwise payable with respect thereto (the term "tax" or "taxes" for purposes of this Agreement being deemed to include interest, penalties and related charges) have been paid in full on a timely basis (unless otherwise indicated in such Schedule), and no other taxes are payable by the Company with respect to items or periods covered by such returns (whether or not shown on or reportable on such returns). The Company has withheld and paid over all taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of the Company with respect to taxes, other than liens for taxes not yet due and payable or for a tax liability that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, as set forth in Sellers Disclosure Schedule 4.26. The Company is not currently the beneficiary of any extension of time to file any return. No claim has ever been made by an authority in a jurisdiction where the Company does not file returns that it may be subject to tax by that jurisdiction.

            (ii) Purchaser has been furnished by the Warranting Parties or the Company with true and complete copies of (A) all tax audit reports, statements of deficiencies, and closing or other agreements received by the Company relating to taxes, and (B) all federal, state and local income, franchise or other tax returns for the Company, in each case for all periods ending on and after December 31, 1995. The Company has not done and is not doing business and has not derived and is not deriving income from activities conducted (except to the extent protected by P.L. 86-272) in any state, local, territorial or foreign taxing jurisdiction other than those for which all tax returns have been furnished to Purchaser.

            (iii) Except as set forth in Schedule 4.26, the returns of the Company have not been audited by a government or taxing authority, nor is any such audit in process or pending, nor has any notice of audit been received. Except as set forth in Schedule 4.26, no deficiencies exist, and no deficiencies have been asserted. The Company has not received notice that it has failed to file a return or pay taxes required to be filed or paid by it. The Company is not a party to any action or proceeding for assessment or collection of taxes, and no such action or proceeding has been asserted against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to taxes or returns of the Company.

            (iv) The Company is not, nor has it been, a party to any tax-sharing agreement or arrangement.

            (v) The Company is not a "consenting corporation" under Section 341(f) of the Code. The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Section 28OG of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has not agreed, nor is it required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

      (b)   [Intentionally deleted]

      4.27 Bank Accounts and Powers of Attorney. Sellers Disclosure Schedule
4.27 lists the name of each bank, savings and loan, or other financial institution, in which the Company has an account, including cash contribution accounts or safe deposit boxes, the names of all persons authorized to draw thereon or to have access thereto, and the names of any persons holding powers of attorney with respect to the business of the Company and a summary of the terms thereof.

      4.28 Corporate and Fictitious Names. Except as disclosed in Sellers Disclosure Schedule 4.28, the Company has not been known by or used any other corporate or fictitious name.

      4.29 Absence of Certain Recent Changes. Except as disclosed in Sellers Disclosure Schedule 4.29, to the Knowledge of the Warranting Parties, since the Balance Sheet Date, the Company has conducted its operations only in the ordinary and usual course of business, in a manner consistent with past and present practices (including without limiting the foregoing practices concerning the maintenance of the Equipment) and has not:

            (a) suffered any loss or prospective loss of one or more dealers, suppliers or customers, or altered any contractual arrangement with any one or more of its dealers, suppliers or customers, the loss or alteration of which, either individually or in the aggregate, would be likely to result in a Material Adverse Change;

            (b) made any capital expenditure or commitments for the acquisition or construction of any single item of property, plant or equipment in excess of $10,000;

            (c) amended or terminated any lease, contract or material commitment to which the Company is a party except in the ordinary course of business;

            (d) entered into any transaction in excess of $10,000 which is not in the ordinary course of business or otherwise inconsistent with the past practices or conduct of the business of the Company;

            (e) except as provided in subsection (n) below, declared, set aside or paid any dividend or other distribution in respect of the Shares;

            (f) sold any accounts receivable, disposed of any inventories other than in the ordinary course of business or accrued any liabilities not in the ordinary course of business;

            (g) changed any material accounting principle, material procedure or material practice followed by the Company or the method of applying such principle, procedure or practice;

            (h) incurred any indebtedness for borrowed money, except for indebtedness incurred in the ordinary course of business;

            (i) created, assumed or permitted to exist any lien, pledge, security interest, encumbrance or mortgage of any kind on any of its properties or assets;

            (j) to the Knowledge of the Warranting Parties, permitted the occurrence or continuance of any default under any agreement;

            (k) acquired the securities or substantially all of the assets of any other entity;

            (l)   merged or consolidated with any entity;

            (m) established or agreed to establish any pension, retirement, profit-sharing, deferred compensation or other employee benefit or welfare plan for the employees of the Company;

            (n) increased the rate of compensation payable or to become payable to the Company's officers or employees or increased the amounts paid or payable to such officers or employees under any Plan, or made or increased any arrangements made for or with any of such officers or employees for the payment of any bonus or profit-sharing amounts; provided, however, that (y) amounts payable to the Warranting Parties as year-end bonuses under the Company's 401K plan and any related drawing account, in accordance with prior Company practice, shall not constitute a prohibited payment under this clause (n) (provided that Purchaser has consented thereto, such consent not to be unreasonably withheld or delayed), and (z) amounts payable to Seller as a distribution to enable her to pay taxes on her 1998 and 1999 income from the Company shall not constitute a prohibited payment under this clause (n);

            (o) entered into any employment or similar contract with any officer or employee;

            (p) except as contemplated by the Agreement amended in any material respect or terminated any Plan or agreement concerning employee benefits or compensation or made awards or distributions under any such Plan or agreement not consistent with past practice or custom except as contemplated herein; and

            (q) entered into any contract (including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, purchase orders, sales orders, mortgages and security agreements) which (A) contains a grant or other transfer, whether present, retroactive, prospective, or contingent, by it of any rights in any intellectual property, or (B) contains a promise made by or to it to pay any lump sum or royalty or other payment or consideration with respect to the acquisition, practice or use of any intellectual property.

      4.30 OSHA. Except as otherwise provided in Sellers Disclosure Schedule 4.30, during the five years immediately prior to the date of this Agreement, the Company has not been cited for any violations of the Occupational Safety and Health Act of 1970, as amended, nor, to the Knowledge of the Warranting Parties, are there any citations pending as a result of inspections of the Company for noncompliance with such Act. Except as otherwise provided in such Schedule, each of the conditions which resulted in the issuance of a citation has been abated or otherwise corrected to the satisfaction of the Occupational Safety and Health Administration as of the date of this Agreement.

      4.31 Immigration Matters. Except as set forth in Sellers Disclosure
Schedule 4.31, the Company has properly completed and maintained Forms I-9 on all persons who became employed by the Company for the past three years, and any alien employee of the Company is employed pursuant to a valid temporary work authorization. Such Schedule lists the names of any alien employees who are required to have temporary work authorizations, the date of their employment and their job titles and responsibilities, and attached to such Schedule is the Form I-9 for each such person.

      4.32 Brokers. Other than Ryan, Lee & Company, no finder, broker, or agent
(i) has acted for or on behalf of Warranting Parties or the Company in connection with negotiation or consummation of this Agreement or the transactions contemplated hereby or (ii) is entitled to any commission or finders fee in connection therewith. Payment to Ryan, Lee & Company and any claim by any other finder, broker or agent acting on behalf of the Warranting Parties shall be the obligation of the Warranting Parties.

      4.33 Year 2000 Issue. The Company has reviewed the areas within its business and operations which are within its direct control, which could be materially adversely affected by, and has developed or is developing a program to address on a timely basis, the risk that certain computer applications used by the Company in such areas may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). To the Knowledge of the Warranting Parties, the Year 2000 Problem will not result in any Material Adverse Change to the Company or its operations.

      4.34 Funded Debt; No Default. The aggregate principal amount of funded indebtedness (including all long-term indebtedness, and current portions thereof, for borrowed money of the

Company owed as of the Closing Date and all amounts due under capitalized leases (the "Funded Debt") is listed in Sellers Disclosure Schedule 4.34.

      4.35 No Shareholder Debt. Neither the Seller nor the Warranting Parties owe any debt or obligation to the Company, except to the extent as accrued as against any income tax obligation of the Seller.


                         V. REPRESENTATIONS OF PURCHASER

            The Purchaser represents and warrants to the Seller acknowledging that she is materially relying thereon in entering into this Agreement, as follows:

      5.1 Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly approved by the Purchaser's Board of Directors. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate such transactions in accordance with the terms and conditions of this Agreement. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally.

      5.2 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.3 Non-Contravention. The execution, delivery and performance of this Agreement by Purchaser do not and will not (i) conflict with the charter or the by-laws of Purchaser, (ii) violate any order, writ, injunction, or decree applicable to Purchaser or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or create any rights of termination, cancellation, or acceleration in any person under, any contract, agreement, arrangement, commitment, license, lease, easement, permit, right of way or understanding or violate any provisions of any laws, ordinances, rules or regulations to which Purchaser is a party or by which Purchaser or any of its assets, business or operations is bound; provided, however, that Purchaser is required to obtain the consent of First Union National Bank and First Union Investors to its Closing of the transactions contemplated by this Agreement.

      5.4 No Broker. No finder, broker, or agent has acted for or on behalf of Purchaser in connection with negotiation or consummation of this Agreement or the transactions contemplated hereby or is entitled to any commission or finders fee in connection therewith. Any claim by any such finder, broker or agent acting on behalf of the Purchaser shall be the obligation of the Purchaser.

      5.5 Regulation D. Purchaser is an Accredited Investor within the meaning of Regulation D of the United States Securities and Exchange Commission.

      5.6 Reliance on Representations and Warranties. In completing the transactions contemplated in accordance with this Agreement, Purchaser has not and is not relying on any representation or warranty of any Warranting Party or the Company which is not expressly stated in this Agreement.

      5.7 Capital Adequacy; Insolvency. Purchaser represents that, subject to the accuracy of the Company's representations and warranties herein, immediately after the sale of the Shares and the other transactions contemplated herein, the Company (and any successor company), will have a positive net worth (calculated in accordance with GAAP) and will not be insolvent (as defined under the U.S. Bankruptcy Code (the "Bankruptcy Code") and in equity) and that the sale of the Shares and other transactions contemplated hereby and any borrowing by Purchaser or related entities (including the incurring of any obligation or granting of any security by the Company or any successor company) in connection with such transactions will not have the effect of hindering, delaying or defrauding any creditors of the Company (or any successor company). Purchaser further represents that (A) upon consummation of the sale of the Shares and within the meaning of Section 548 of the Bankruptcy Code, the Company (and any successor company) (i) will have adequate capitalization, (ii) will not have an unreasonably small capital with respect to the business or transactions engaged in or to be engaged in,
(iii) will not incur debts that would be beyond the ability of the Company or any successor company's ability to pay as such debts mature, and (B) the Purchase Price is a reasonably equivalent value in exchange for the Shares.


                     VI. CONDUCT PENDING CLOSING; COVENANTS

      6.1 Access and Information. From the date of this Agreement until the
Closing:

            (a) The Warranting Parties shall cause the Company to permit Purchaser and Purchaser's counsel, accountants, investment bank, commercial bank and other representatives full access during normal business hours and upon reasonable notice to all of the properties, assets, books, records, files, agreements, and other documents of the Company for purposes of inspecting and appraising same;

            (b) The Warranting Parties shall furnish to Purchaser and its representatives all information with respect to the Company as Purchaser may reasonably request; and

            (c) The Purchaser shall not contact any provider, supplier or other person having dealings with the Company without the Company's consent, which shall not be unreasonably withheld.

      6.2 Cooperation and Publicity. From the date of this Agreement until the Closing, the Warranting Parties will cause the Company and its officers and employees to cooperate with Purchaser and its representatives in planning for the post-Closing operations of the Company and Purchaser on a combined basis, including the possible merger or consolidation of the Company with the Purchaser. In addition, the Warranting Parties and Purchaser will consult with each other before making any public announcements with respect to the transactions contemplated hereby, and any public announcements shall be made only at such time and in such manner as the Warranting Parties, and Purchaser shall mutually agree.

      6.3 Other Proposals to Warranting Parties. From the date of this Agreement until the Closing (provided that this Agreement has not been terminated pursuant to Article XI hereof), the Warranting Parties will not, directly or indirectly, whether through representatives or otherwise, solicit or encourage any written inquiries or proposals for the acquisition of all or substantially all of the assets or the business of the Company, and each Warranting Party will promptly inform Purchaser of any unsolicited offers from third parties for the purchase of the shares of the Company or the purchase of its assets.

      6.4 Notification by Warranting Parties. Each of the Warranting Parties shall give prompt notice to Purchaser of:

            (a) any notice or other communication received by him or the Company, or any occurrence or state of facts of which he or it shall become aware, subsequent to the date of this Agreement and prior to the Closing Date, which would cause any representation or warranty of the Warranting Parties to be or become untrue or misleading under this Agreement, or which relate to a default (or event which with notice or lapse of time or both would become a default) under any contract, agreement or instrument to which the Company is a party or by or to which either the Company or the Warranting Parties or any of their respective property is bound or subject; and

            (b) Any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with this Agreement and the performance thereof.

      6.5 Conduct of Business. From the date of this Agreement until the Closing Date, the Warranting Parties will cause the business conducted by the Company to be operated in the ordinary and usual course of business, in a manner consistent with past and current practices, and in compliance with the terms of this Agreement. Without limiting the generality of the foregoing, the Warranting Parties shall cause the Company to:

            (a) preserve intact its business, organization and relationships with employees, agents, customers and others having business dealings with it;

            (b) complete or maintain in full force and effect all existing contracts in the ordinary course of business;

            (c) preserve its goodwill;

            (d) pay all of its respective accounts payable and other obligations as they become due and in the ordinary course of business;

            (e) maintain in force its respective existing insurance policies;

            (f) observe all commitments and perform all obligations imposed on the Company under any contract, arrangement or understanding or required under any applicable statute, regulation, ruling, decree, judgment or directive; and

            (g) properly maintain, service and repair all of the Company's Equipment in accordance with good industry practice.

      6.6 Prohibited Activities. From the date of this Agreement until the Closing Date, the Warranting Parties shall take all measures necessary to ensure that the Company will not, without Purchaser's express written consent:

            (a) issue, sell or contract to sell any stock, notes, bonds, or other securities, or any option to purchase the same, or enter into any agreement with respect thereto;

            (b) amend the charter or bylaws of the Company;

            (c) redeem, repurchase, or otherwise acquire any interest in the Company or any Shares or securities convertible into or exchangeable for such Shares or enter into any agreement to do so;

            (d) initiate any legal proceedings, including suits and administrative proceedings in either the United States or foreign countries; provided, however, that if any such proceeding is commenced without such consent, the Warranting Parties will be responsible for the costs and expenses (including attorneys fees) of such proceeding and any adverse judgment or award rendered as a result thereof;

            (e)   suffer Material Adverse Change;

            (f) suffer any loss or prospective loss of one or more dealers, suppliers or customers, or alter any contractual arrangement with any one or more of such dealers, suppliers or customers, the loss or alteration of which, either individually or in the aggregate, would be likely to result in a Material Adverse Change;

            (g) make any capital expenditures or commitments for the acquisition or construction or lease of any single item of property, plant, machinery or equipment in excess of $2,500; and, for more than a single item, in excess of $10,000 in the aggregate;

            (h) except in the ordinary course of business, amend or terminate any lease, contract or material commitment to which the Company is a party;

            (i) except as set forth in subsection (r) below, declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Company;

            (j) sell any accounts receivable, dispose of any inventories other than in the ordinary course of business or accrue any liabilities not in the ordinary course of business;

            (k) change any material accounting principle, material procedure or material practice followed by the Company or the method of applying such principle, procedure or practice;

            (l) incur any indebtedness for borrowed money;

            (m) create, assume or permit to exist any lien, pledge, security interest, encumbrance or mortgage of any kind on any of the properties or assets of the Company;

            (n) incur or, to the Knowledge of the Warranting Parties, continue any default under any agreement for Funded Debt;

            (o) acquire the securities or substantially all of the assets of any other entity;

            (p) merge or consolidate with any entity other than Purchaser;

            (q) sell any assets other than in the ordinary course of business of the Company;

            (r) increase the rate of compensation payable or to become payable to the

Company's officers or employees or increase the amounts paid or payable to such officers or employees under any Plan, or make or increase any arrangements for the payment of any bonus or profit-sharing amounts provided, however, that (y) amounts payable to the Warranting Parties as year-end bonuses under the Company's 401K plan, and any related drawing account, in accordance with prior Company practice, shall not constitute a prohibited payment under this clause
(r)(provided that Purchaser has consented thereto, such consent not to be unreasonably withheld or delayed), and (z) amounts payable to Seller as distribution to enable her to pay taxes on her 1998 and 1999 income from the Company, shall not constitute a prohibited payment under this clause (r);

            (s) enter into any employment or similar contract with any officer or employee;

            (t) adopt, amend in any material respect or terminate any Plans, severance plan or agreement or collective bargaining agreement or make awards or distributions under any such plan or agreement, except as otherwise contemplated by Section 6.9 hereof;

            (u) enter into any material contract (including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, purchase orders, sales orders, mortgages and loans or security agreements) concerning any rights in any Intellectual Property;

            (v) make any change in the nature of the business conducted by the Company;

            (w) agree, whether in writing or otherwise, to take any action described in this Section 6.6; and

            (x) file any amended tax returns, original tax returns after the due date thereof, or enter into any tax settlement or closing agreements with any federal, state or local tax authority.

      6.7 Certain Affirmative Covenants. Prior to the Closing Date, each party, with the cooperation of the other parties where appropriate, shall:

            (a) comply promptly with all filing requirements, if any, which foreign, federal or state law may impose on the execution, delivery and performance of this Agreement; and

            (b) use their best efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or other third party.

      6.8 Tax Liabilities and Information.

            (a) The Warranting Parties shall cause the Company to prepare and timely file all tax returns and amendments thereto and reports of estimated taxes required to be filed by them on or before the Closing Date. The time for filing such returns and reports will not be extended without Purchaser's consent, and, if such late filing occurs or such an extension is obtained (as to which Purchaser shall be informed in each case) without Purchaser's consent, the Warranting Parties shall be responsible for any interest, penalties or assessments or other costs resulting from such late filing or extension. Purchaser shall have a reasonable opportunity to review such returns, reports and amendments thereto prior to filing, and, if Purchaser shall make specific objection thereto, such return, report or amendment shall be corrected to incorporate such objection. From the date of this Agreement until the Closing Date, the Warranting Parties will cause the Company to pay and discharge all taxes, assessments and governmental charges upon or against them or any of their properties or assets, including liabilities for estimated tax payments, and all interest and penalties, except to the extent and as long as:

            (i) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any adverse effect upon the condition (financial or otherwise) or operations of the Company; and

            (ii) the Company shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount demanded from the Company, together with interest and penalties relating thereto, if any.

Between the date of this Agreement and the Closing Date, the Warranting Parties shall give Purchaser and its authorized representatives full access to all tax returns and estimated tax reports of the Company, whether in their possession or in the possession of third parties. The Warranting Parties and the Company shall, as of the Closing Date, terminate all tax allocation agreements and shall ensure that such agreements are of no further force or effect.

            (b) With respect to the Company's tax returns and reports required to be prepared and filed after the Closing Date for any period ending on or prior to the Closing Date ("Post-Closing Returns"): (i) the Warranting Parties will prepare, sign and timely file (at the Company's expense) all Post-Closing Returns, and, for this purpose, shall have access after the Closing Date to the appropriate tax and financial records of the Company as set forth in subsection
(f) of this Section 6.8; (ii) the Purchaser shall have a reasonable opportunity to review such returns prior to the filing thereof; and (iii) in addition to any taxes payable by the Purchaser pursuant to Section 6.8(c), any taxes shown by the Post-Closing Returns to be payable in the ordinary course shall be the responsibility of the Company. In preparing any such returns, the books of the Company shall be closed as of the close of business on the Closing Date and any transactions occurring after the Closing on the Closing Date that are outside the ordinary course of business shall be deemed to occur on the day after the Closing Date. Neither the Company nor Purchaser shall amend any such tax return nor shall either of them take any position inconsistent with such tax return or any future tax return.

            (c) Notwithstanding any other provision of this Agreement to the contrary, if, as the result of any tax audit, examination, or proceeding by any tax authority, any deficiency, assessment, interest or penalty is asserted (whether before or after the Closing) against the Company with respect to any period prior to and through the Closing Date, any liability in respect thereof (including, in addition to tax, penalty and interest, any legal and accounting fees related thereto) shall be the responsibility of the Warranting Parties (and not the obligation of the Company or the Purchaser) to the extent that any such deficiency, assessment, interest or penalty exceeds the tax benefit received by Purchaser or the Company with respect to the item which is the subject of such tax audit, examination or proceeding provided, however, that the Warranting Parties shall not, and the Purchaser shall, be liable for any tax obligation of the Company or Seller to the federal government, the Commonwealth of Virginia, the State of Maryland or any other taxing authority by reason of the Purchaser having made an election under the provisions of Section 338 of the Code with respect to the manner in which the Purchaser elected to treat the transaction described in this Agreement.

            (d) The Purchaser shall be responsible for preparing and filing any of the Company tax returns required for any period commencing on or after the Closing Date, and for any tax liabilities in connection therewith. Without limiting the generality of the foregoing, the Purchaser shall make an election as permitted under Section 338 of the Code and shall provide all such information as may be required by Section 338(h)(10) of the Code and otherwise, to effect the elections.

            (e) The Purchaser and the Warranting Parties agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the

Company as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer to any governmental or regulatory inquiry relating to tax matters.

            (f) The Purchaser agrees to retain possession of all accounting, business, financial and tax records and information (i) relating to the Company and which are in existence on the Closing Date and are transferred to the Purchaser hereunder and (ii) coming into existence after the Closing Date which relate to the Company before the Closing Date, for a period not to exceed six years from the Closing Date. In addition, from and after the Closing Date, the Purchaser agrees that it will not unreasonably withhold access by the Warranting Parties and their attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such books, records, documents and any or all other information relating to the Company as the Warranting Parties and may reasonably deem necessary to prepare for, file, prove, answer, prosecute and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding.

      6.9 Termination of Employee Benefit Plans. On or before the Closing Date, the Warranting Parties will cause the Board of Directors of the Company to pass a resolution to terminate, effective as of to the Closing Date, the Profit Sharing Plan, and such termination shall be accomplished without requiring any contributions or payments after the Closing Date by the Company or Purchaser; provided, however, that if notice prior to termination is required to be given by the Profit Sharing Plan, and such notice is duly given in accordance with this Agreement, the effective date of termination shall be as set forth in such notice.

      6.10 Updated Financial Statements and Disclosure Schedules. On the Closing Date, the Warranting Parties will cause the Company to prepare and deliver to Purchaser an amended Sellers Disclosure Schedule updated to reflect current information as of the Closing Date.

      6.11 Books and Records to be Kept Current. From the date of this Agreement until the Closing Date, the Warranting Parties shall cause the Company to keep its books and records current and to safeguard and maintain such books and records and other corporate documents, so that such books, records and documents will be available to the Purchaser from and after the Closing.

      6.12 Maintenance of Books and Records Post-Closing. Purchaser will preserve all books and records of the Company received from the Seller, or held by the Company immediately after the Closing, and provide the Seller or her agents reasonable access to such books and records for a period of six (6) years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

              VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      The obligation of Purchaser to consummate the transactions contemplated in this Agreement is subject to the fulfillment of each of the following conditions:

      7.1 Termination of Employee Benefit Plans. The Warranting Parties shall have delivered certified resolutions to terminate the Profit Sharing Plan effective as of the Closing Date without obligation to Purchaser.

      7.2 The Company Shares. Seller shall have delivered certificates for the Shares, free and clear of all liens, encumbrances, charges and claims, which Shares, as of the Closing Date, shall be duly and validly issued and fully paid and non-assessable, and which shall constitute all, and not less than all, of the issued and outstanding shares of the Company.

      7.3 Officers' Certificates. The Warranting Parties shall have delivered the following certificates, dated as of the Closing Date:

            (a) a certificate duly executed by the Secretary of the Company, certifying as to the incumbency and signatures of the officers of the Company, as to copies of the charter and by-laws and good standing certificates of the Company, and as to all director or shareholder resolutions required in connection with the consummation of the transactions contemplated by this Agreement; and

            (b) a certificate executed by the respective Warranting Parties to the effect that the representations and warranties of the Warranting Parties made under this Agreement are true and correct in all material respects at and as of the Closing Date, and that the Warranting Parties have complied with or performed all conditions, and have caused the Company to comply with and perform all conditions, required to be performed by each of them on or prior to the Closing Date in accordance with this Agreement.

      7.4 Opinions of Counsel. The Purchaser shall have receive an opinion, dated as of the Closing Date, from Dickstein Shapiro Morin & Oshinsky, counsel to the Warranting Parties and counsel to the Company, in the form annexed hereto as Exhibit 2.

      7.5 No Material Adverse Change. No Material Adverse Change in the business, operations, earnings, assets or financial condition of the Company, shall have occurred prior to the Closing.

      7.6 Compliance with Covenants. The Warranting Parties and the Company shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

      7.7 Truth of Representations. The representations and warranties of the Warranting Parties contained in this Agreement shall have been true and correct in all material respects when made, and shall also be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing.

      7.8 Consents and Waivers. At the Closing, all consents, authorizations, orders or approvals required for the closing of the transactions contemplated in this Agreement hereof shall have been obtained, including without limitation the consent of First Union National Bank in accordance with a Credit Agreement between such bank and Purchaser dated as of September 15, 1998.

      7.9 Litigation. At the Closing, (i) there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction restraining or prohibiting the consummation of the transactions provided for herein or limiting in any manner Purchaser's right to control the Company or any aspect of their business or requiring the sale or other disposition of any of their operations or making such consummation unduly burdensome to the Purchaser, and
(ii) no proceeding or lawsuit shall have been commenced and be pending or be threatened by any governmental or regulatory agency or any other person with respect to such consummation which Purchaser, in good faith and with the advice of counsel, believes is likely to result in any of the foregoing or which seeks the payment of substantial damages by the Company or Purchaser.

      7.10 Employment Agreement. The Employment Agreement described in Section
3.1
shall have been executed and delivered by Jack Tiner.

      7.11 Miscellaneous Documents. The Warranting Parties shall have caused the Company to deliver certificates of good standing for the jurisdictions in which the Company is incorporated, and in which it is qualified to do business, as well as such resolutions, consents and other confirmatory documents and instruments reasonably requested by Purchaser's counsel.

      7.12 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Warranting Parties with respect to the Company, under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Warranting Parties in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Purchaser.


                          VIII. CONDITIONS PRECEDENT TO
                        OBLIGATIONS OF WARRANTING PARTIES

      The obligation of the Warranting Parties to consummate the transactions contemplated in this Agreement is subject to the fulfillment of each of the following conditions:

      8.1 Truth of Representations. The representations and warranties made by Purchaser shall be true and correct in all material respects and shall be deemed to have been made again on and as of the Closing Date and the Warranting Parties shall receive a certificate executed by the President of the Purchaser to that effect.

      8.2 Compliance by Purchaser. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been complied with and performed in all respects.

      8.3 Litigation. No action or proceeding shall have been instituted or shall have been threatened to restrain or prohibit any of the transactions contemplated hereby.

      8.4 Payment. The Purchaser shall have tendered payment of the Closing Payment in accordance with the terms of this Agreement.

      8.5 Employment and other Agreements. The Purchaser shall have executed the Employment Agreement provided for in Article III above.

      8.6 Release or Termination of Personal Guarantees. The Purchaser shall have delivered instruments releasing any personal guarantees or shall have paid in full the Funded Debt secured by any such personal guarantees.

      8.7 Consents and Waivers. At the Closing, all consents, authorizations, orders or approvals required from Purchaser for the closing of the transactions contemplated in this Agreement hereof shall have been obtained, including, without limitation, the consent of First Union National Bank in accordance with that certain Credit Agreement between such bank and Purchaser dated as of September 15, 1998.

      8.8 Opinion of Counsel. The Warranting Parties shall have received an opinion, dated as of the Closing Date, from Bresler Goodman & Unterman, LLP, counsel to Purchaser, in the form annexed hereto as Exhibit 3.


                         IX. INDEMNIFICATION AND CLAIMS

      9.1 Indemnification by Warranting Parties.

            (a) Subject to the provisions of Section 12.1 of this Agreement as to the survival of representations, warranties, covenants and agreements and the limitations set forth in this Section

9.1, the Warranting Parties hereby jointly and severally agree to indemnify Purchaser and its directors, officers, employees, agents and affiliates (any of the foregoing being referred to as a "Purchaser Indemnitee" or collectively, as "Purchaser Indemnitees") from and against any loss, liability, damage, obligation or expense whether absolute or accrued, including interest, penalties and reasonable attorneys fees and expenses (collectively, "Indemnified Losses") incurred in the investigation or defense of, or in asserting the rights of, the Purchaser Indemnitees hereunder, incurred and arising directly or indirectly by reason of or in connection with:

            (i) the inaccuracy or breach of any representation or warranty by the Company or any Warranting Party set forth in this Agreement or in any certificate or other document furnished by Warranting Parties or the Company pursuant to this Agreement;

            (ii) the nonperformance or breach of any covenant, agreement or obligation of any of the Warranting Parties or the Company, which is contained in this Agreement, including, but not limited to the nonperformance of the obligations of the Warranting Parties set forth in Section 6.8 above;

            (iii) any tax liability (of any kind whatsoever) of the Company or any of the Warranting Parties (including any interest and penalty) resulting from or in connection with any breach of the representations contained in Section 4.26 or nonperformance of the obligations of the Warranting Parties and the Company set forth in
            Section 6.8 excluding any tax liability caused by or resulting from any Section 338 Adjustment;

            (iv) the litigation matter set forth on Schedule 4.22; provided, that the Warranting

            Parties shall be entitled to control the defense of such matter; and

            (v) any obligation or liability arising or resulting from the termination of the Profit Sharing Plan and any liability or obligation resulting from any failure by the Company to have made any contributions, pay any premiums or take any steps required by applicable laws or regulations in connection with such Plan prior to the Closing.

            (b) Purchaser shall indemnify the Warranting Parties and their respective affiliates, successors, heirs and legal representatives (any of the foregoing being referred to as a "Warranting Parties' Indemnitee" or collectively, as the "Warranting Parties' Indemnitees") from and against Indemnified Losses incurred in the investigation or defense of, or in asserting the rights of, the Warranting Parties' Indemnitees hereunder, incurred and arising directly or indirectly by reason of any of the following:

            (i) the breach of any representation or warranty made by Purchaser set forth in this Agreement or in any certificate or other document furnished by Purchaser pursuant to this Agreement; and

            (ii) the nonperformance or breach of any covenant, agreement or obligation of Purchaser, which is contained in this Agreement;

            (c) Notwithstanding anything to the contrary provided herein, the liability of the Warranting Parties under this Agreement shall be limited as follows:

            (i) the Warranting Parties shall have no liability hereunder to indemnify the Purchaser for Indemnified Losses unless the aggregate of all such Indemnified Losses exceed Twenty-Five Thousand Dollars ($25,000); and

            (ii) the aggregate liability of the Warranting Parties after Closing for Indemnified Losses shall not exceed Five Hundred Thousand Dollars ($500,000), except for any default or breach of the obligations in Section 12.2 for which there shall be no limitation of liability.

            (d) Except in the case of the actual, willful or intentional fraud on the part of either of the Warranting Parties with respect to the representations and warranties contained in this Agreement, the sole recourse and exclusive remedy of Purchaser, the Company and the Warranting Parties against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from Purchaser's acquisition of the Shares, shall be to assert a claim for indemnification under the indemnification provisions of Article IX, and that, except to the extent Purchaser has asserted a claim for indemnification prior to the applicable expiration date set forth in Section 12.1, Purchaser shall have no remedy against the Warranting Parties for any breach of a representation or warranty made by them in this Agreement.

      9.2 Indemnification Procedures and Notice.

            (a) If any event which may give rise to any Indemnified Losses occurs or is alleged, and any Indemnitee asserts that the Indemnitor(s) have or one of them has become obligated to such Indemnitee pursuant to Section 9.1, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitors or one of them may become obligated to any Indemnitee under any provision, term or condition of this Agreement, such Indemnitee shall give written notice thereof to the Indemnitors or one of them. The Indemnitor(s) shall thereafter defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at the sole cost and expense of the Indemnitor(s). The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee's choice and shall in any event cooperate with and assist the Indemnitor(s) in the defense of any such suit, action, investigation, claim or proceeding to the extent reasonably possible. If the Indemnitor(s) fail timely to defend, contest or otherwise protect any Indemnitee against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor(s) including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

            (b) Subject to the limitations set forth in Section 9.1(c), if, at any time after the notice and other procedures provided for in the preceding subparagraph are undertaken, an Indemnitee will be required to pay any Indemnified Losses, and if the Indemnitor(s) have been unable or have failed to pay, settle or eliminate such Indemnified Losses, the affected Indemnitee shall be entitled to payment of the full amount of such Indemnified Losses.

      9.3 Indemnification Successors and Assigns. All of the rights and obligations of the Warranting Parties, the Purchaser and any Purchaser Indemnitee or Warranting Parties Indemnitees pursuant to this Article IX shall survive any sale, assignment or other transfer by the Purchaser of title to or interest in the Company or any assets of the Company, and shall apply to and bind each and every successor and assign of the Purchaser.


                            X. MISCELLANEOUS MATTERS

      10.1 Parties to Bear Their Own Expenses; Exceptions. The parties will be responsible for their own legal fees, advisory fees and other expenses incurred by them, respectively, in connection with the preparation of this Agreement and the consummation of the transactions contemplated herein, as well as all personal federal, state and local tax liabilities incurred in connection with such transactions.

      10.2 Purchaser May Assign; Possible Merger. Purchaser has informed Warranting Parties that it is considering merging the Company into Purchaser. In connection therewith, Purchaser may assign its interest in this Agreement to a wholly-owned subsidiary corporation, without obtaining the consent of the Warranting Parties; provided, however, that the Purchaser shall remain primarily liable under this Agreement for the Post-Closing Payments. Notwithstanding anything to the contrary provided herein, Purchaser shall indemnify Seller and Warranting Parties for any adverse tax consequences of any such merger or assignment.


                        XI. TERMINATION PRIOR TO CLOSING

      11.1 Mutual Termination. This Agreement may be terminated at any time prior to Closing by the mutual written consent of the Warranting Parties, and the Purchaser.

      11.2 Termination by Purchaser. This Agreement may be terminated at any time prior to Closing by Purchaser, if any of the Warranting Parties or the Company shall (i) fail to perform the obligations required in this Agreement to be performed by such party on or prior to the Closing Date, or (ii) breach any of the representations, warranties or covenants of the Warranting Parties contained in this Agreement, which failure or breach is not cured within ten
(10) days after the Purchaser has notified the breaching party of Purchaser's intent to terminate this Agreement pursuant to this Section 11.2.

      11.3 Termination by Warranting Parties. This Agreement may be terminated by the Warranting Parties if (i) the transactions contemplated hereby have not been consummated within three (3) calendar weeks from the date hereof, (ii) Purchaser shall fail to perform in any material respect the obligations contained herein required to be performed by Purchaser on or prior to the Closing Date, or (iii) Purchaser shall breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Warranting Parties have notified the breaching party of the intent of the Warranting Parties to terminate this Agreement pursuant to this Section 11.3.

      11.4 Termination by Purchaser or Warranting Parties. Either the Purchaser or Warranting Parties may terminate this Agreement if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on any party which prohibits or restrains such party from consummating the transactions contemplated hereby, or in the event that the transactions contemplated hereby have not been consummated (other than on account of any default by any party hereto) on or prior to February 24, 1999.


                             XII. GENERAL PROVISIONS

      12.1 Survival of Representations, Warranties, etc. Each of the representations and warranties, covenants and agreements contained in this Agreement shall survive for a period of two (2) years from the Closing Date (except that the representations and warranties contained in Sections 4.3, 4.11, 4.15 and 4.26 shall survive until the applicable statutes of limitations relating thereto shall have run) and any liability relating thereto shall be extinguished with regard to any indemnification or other claim not made against the Warranting Parties prior to the second anniversary of the Closing

Date; provided however claims against the Warranting Parties based on actual, willful and intentional fraud in respect of the warranties and representations contained in this agreement shall not be subject to any such limitation period.

      12.2 Confidentiality.

            (a) Neither the Purchaser nor any Warranting Party will, without consent, except as required by law or regulation, divulge, furnish to or make accessible to anyone any knowledge or information to confidential or secret information (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("Confidential Information").

            (b) The Parties agree that if any of them or their representatives is requested or required (by court order or process) to disclose any of the Confidential Information, each party will notify the other so that it may seek any appropriate protective order and/or take any other action. Notwithstanding the foregoing (i) either party may disclose to any tribunal or other person only that portion of the Confidential Information with respect to which it is advised by legal counsel that it is legally required to make such disclosure and shall use its reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information; and (ii) the Purchaser may make such disclosures as it is required under federal securities law in connection with the preparation and consummation of a private placement offering to investors and/or the registration of the Purchaser's securities with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

            (c) Any information, which (i) at or prior to the time of disclosure by any party was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by any of the parties or (iii) is or was known or independently developed by any party without the reliance on any Confidential Information or (iv) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligations of the parties, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

      12.3 Entire Agreement. This Agreement and the Schedules, Exhibits, lists and other documents referred to herein constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, discussions and proposals with respect thereto, whether written or oral. This Agreement may be modified only by a written instrument executed by the parties. Without limiting the generality of the foregoing, the Warranting Parties make no other representations with respect to the Shares or the Company other than as specifically provided in this Agreement, and all warranties (except as provided) including those of merchantability and of fitness, whether express or implied, are specifically excluded (except as provided).

      12.4 Waiver. The terms and conditions of this Agreement are intended for the benefit of the respective parties hereto and are not subject to waiver unless such waiver is expressly set forth in writing. In addition:

            (a) No omission or delay in exercising any right or power under this Agreement or any related agreement or document will be deemed to impair such right or power or shall be construed as a waiver of same or a waiver of or acquiescence in any default under this Agreement or any related agreement or document. Any single or partial exercise of any such right or power shall not preclude other or further exercise thereof, and no waiver shall be valid unless in writing and signed by the party making such waiver, and then only to the extent specified in such writing.

            (b) Neither the performance of a due diligence investigation by any party hereto (including, specifically, and without limiting the scope of the foregoing, (i) an audit of certain financial statements of the Company being performed on behalf of the Purchaser, and (ii) assistance by representatives of the Purchaser in the preparation of certain schedules) nor completion of the Closing provided for herein shall waive a breach of any representation or warranty made by any of the Warranting Parties in this Agreement or in any agreement, schedule, certificate or other document delivered to the Purchaser pursuant to this Agreement except to the extent that Purchaser had actual knowledge of such breach prior to Closing but did not advise the Warranting Parties in writing of such breach prior to Closing. It is expressly understood that the representations and warranties of the Warranting Parties set forth in this Agreement are made by the Warranting Parties and not by any other party, and any claims and rights of the Purchaser resulting from any breach of a representation or warranty are specifically reserved.

      12.5 No Assignment; Exceptions. Except as provided in Sections 9.3 and 10.2, neither the Warranting Parties, nor the Purchaser shall have the authority to assign any of their respective interests in this Agreement without the prior written consent of the other; provided, however, that Purchaser may assign or pledge all or any portion of its rights hereunder as security, without the prior written consent of Warranting Parties, to any bank or other financial institution providing financing to Purchaser. The Warranting Parties shall execute, and shall cause the Company to execute, any documents reasonably required in order to effect such assignments.

      12.6 Benefits of Agreement. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and assigns. However, it is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist, and none shall so exist, in favor of any person not a party to this Agreement, unless otherwise expressly agreed in writing by the parties.

      12.7 Remedies Cumulative. To the extent and only to the extent provided in
Section 9.1(d), the rights and remedies provided herein shall be cumulative and shall not preclude any party from asserting any other rights or seeking any other remedies against the other to which it may otherwise be entitled by law.

      12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflict of law provisions. The parties agree that any actions or claims arising under this Agreement shall be brought in a court of general jurisdiction located in Washington County or a United States District Court in Baltimore, Maryland.

      12.9 Notices. Any notice, request, instruction or other document required or permitted to be given hereunder by a party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid overnight delivery service, addressed as follows:

            If to Warranting Parties:

                        Jack L.  Tiner and Debra A.  Barry
                        12517 Overridge Road
                        Potomac, MD 20854

      with a copy to

                        Matthew Maloney, Esq.
                        Dickstein Shapiro Morin & Oshinsky
                        2101 L Street NW
                        Washington D.C. 20037-1526

      If to Purchaser:

                        Phoenix Color Corp.
                        540 Western Maryland Parkway
                        Hagerstown, MD 21740
                  Attn: Louis LaSorsa, President
                        Edward Lieberman, Executive Vice President

      with a copy to:

                        Andrew J. Goodman, Esq.
                        Bresler, Goodman & Unterman, LLP
                        521 Fifth Avenue
                        New York, NY 10175

or to such other persons or addresses as may be designated in writing by the party desiring to receive such notice. If mailed as aforesaid, the day of mailing shall be deemed to be the date of delivery.

      12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

      12.11 Severability. In case any one or more of the covenants, agreements, provisions or terms contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, provisions or terms contained herein shall be in no way affected, prejudiced or disturbed thereby.

      12.12 Headings. The headings of the various Articles and Sections of this Agreement, were employed, are for convenience of reference only and shall not be deemed in any way to modify, interpret or construe the text of this Agreement or the intent of the parties.

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                                      -60-

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date and year first above written.

                                    PHOENIX COLOR CORP.

                                    By:    /s/ Louis LaSorsa
                                          ----------------------------
                                           President

                                          TECHNIGRAPHIX INC.

                                    By:    /s/ Jack L. Tiner
                                          ----------------------------
                                          President

                                           /s/ Jack L. Tiner
                                          ----------------------------
                                          JACK L.  TINER

                                           /s/ Debra A. Barry
                                          ----------------------------
                                          DEBRA A.  BARRY